EXHIBIT 10.18
Agreement of Indemnification
Dated 26 January 2011
UCI Holdings Limited
for the benefit and in favour of
the Indemnitees defined in this Agreement
(UCI Group Companies — United States)

THIS AGREEMENT OF INDEMNITIFICATION is made on 26 January, 2011
BY:
UCI Holdings Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“UCI Holdings”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	On 26 January 2011, UCI Holdings indirectly acquired the U.S. Obligors (as defined below) set forth on Part A of the Schedule through the merger of Uncle Acquisition 2010 Corp (an indirect subsidiary of UCI Holdings) and UCI International, Inc., with UCI International, Inc. as the surviving entity (the “Acquisition”).

B.	In order to partially fund the Acquisition and the associated costs and transactions required to effect the Acquisition, UCI Holdings and certain of its subsidiaries entered into the Financing Transactions (as defined below) and the U.S. Obligors may enter into the Financing Transactions.
C.	Each U.S. Obligor may, among other things, be required to do some or all of the following:
1.	provide a guarantee in respect of unsecured notes issued by indirect subsidiaries of UCI Holdings in an amount of US$400,0000,000 8.625% due 2019 (the “Unsecured Notes”) and accede to the indenture dated 26 January 2011 under which the Unsecured Notes were issued;

2.	accede to the registration rights agreement dated 26 January 2011 in respect of the Unsecured Notes;

3.	accede to the purchase agreement dated 11 January 2011 in respect of the Unsecured Notes;

4.	provide a guarantee in respect of the senior secured credit agreement dated 26 January 2011 which provides for $300,000,000 of term loan facilities and $75,000,000 of revolving facilities (the “Senior Secured Credit Facilities”);

5.	provide security over certain assets of the U.S. Obligors to secure the obligations in respect of the Senior Secured Credit Facilities (the “Security Documents”);

6.	accede to the first lien intercreditor agreement dated 26 January 2011 in respect of the guarantees, indebtedness and security described above as may be necessary to give effect to the proposed structure; and

7.	provide certificates or other documents in connection with the above,

(together, the “Financing Transactions”).

In addition, certain of the U.S. Obligors may be required to take certain steps as may be necessary or desirable to effect corporate restructuring(s) and other steps necessary or desirable to implement or in connection with the Acquisition, including in connection with the proposed merger of UCI Acquisition Holdings, Inc. with and into UCI International, Inc. (the “Acquisition and Structuring Transactions”).

(The Financing Transactions together with the Acquisition and Structuring Transactions are, collectively, the “Transactions”, and the documents relating to the Transactions, are collectively, the “Transaction Documents”.)
E.	UCI Holdings has agreed to provide an indemnity to the Indemnitees (as defined below) in respect of the Transactions as further described below.
It is the intention of UCI Holdings that this document be executed as an agreement (this “Agreement”) in favour and for the benefit of each Indemnitee.

THIS AGREEMENT WITNESSES as follows:
1.	Definitions
“Indemnitee” means each person listed in Part B of the Schedule to this Agreement; and
“U.S. Obligor” means each company listed in Part A of the Schedule to this Agreement.
2.	Indemnification
UCI Holdings shall indemnify each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) (collectively, the “Indemnified Liabilities”) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a U.S. Obligor in his or her capacity as a director or officer of that company in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Acquisition, the Transaction Documents, or the Transactions.
3.	Limitations on Indemnification
Notwithstanding any other provision of this Agreement, an Indemnitee shall not be entitled to indemnification under this Agreement:
(a)	to the extent that such indemnification is not permitted by applicable laws; or

(b)	to the extent such Indemnified Liabilities are the result of the gross negligence, bad faith or wilful misconduct of the Indemnitee; or

(c)	to the extent that payment is actually made, or for which payment is available, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or

(d)	to the extent that payment has or will be made to the relevant Indemnitee by a U.S. Obligor or any affiliate of UCI Holdings otherwise than pursuant to this Agreement; or

(e)	in connection with any proceeding (or part thereof) initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law;

(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of the relevant U.S. Obligor; or

(iii)	such indemnification is provided by the relevant U.S. Obligor, in its sole discretion, pursuant to the powers vested in the U.S. Obligor under applicable law.
4.	Indemnification Procedure
(a)	Each Indemnitee shall give UCI Holdings notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Agreement. To obtain indemnification payments or advances under this Agreement, an Indemnitee shall submit to UCI Holdings a written request therefore, together with such invoices or other supporting information as may be reasonably requested by UCI Holdings and reasonably available to the relevant Indemnitee. Subject to clause 4(b) below, UCI Holdings shall make such indemnification payment within 30 business days of receipt of such invoices and supporting information.

(b)	There shall be no presumption in favour of indemnification. If there is a dispute between UCI Holdings and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of UCI Holdings to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon UCI Holdings and the relevant Indemnitee.

5.	Severability
If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.
6.	Governing law
This Agreement shall be governed by and its provisions construed in accordance with New York law.
7.	Amendments
No amendment or modification of this Agreement shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Agreement.
8.	Termination

This Agreement shall remain in effect in favour and for the benefit of each Indemnitee until the expiration of 12 months after the date that is the later to occur of:
(a)	the relevant Indemnitee ceasing to serve as a director or officer (as relevant) of the relevant U.S. Obligor; and

(b)	the date on which all obligations of the relevant U.S. Obligor of which that Indemnitee is a director or officer (as relevant) in respect of the Transaction Documents are expired, terminated or released.

     IN WITNESS of which this Agreement has been executed and has been delivered on the date stated at the beginning of this Agreement for the benefit and in favour of each Indemnitee.

UCI Holdings Limited
/s/ Gregory Alan Cole
Name:	Gregory Alan Cole
Position: Director

/s/ Linda Scott
Signature of witness

Secretary
Occupation

Devonport, Auckland
City of Residence

Schedule
Part A
U.S. Obligor
•	UCI International, Inc.

•	United Components, Inc.

•	UCI Pennsylvania, Inc.

•	UCI-Wells Holdings, L.L.C.

•	Wells Manufacturing L.P.

•	Wells Mexico Holdings Corp

•	UCI Investments, L.L.C.

•	UCI-Airtex Holdings Inc.

•	Airtex Industries, L.L.C.

•	Airtex Products, L.P.

•	Champion Laboratories, Inc.

•	Fuel Filter Technologies,Inc.

•	ASC Holdco, Inc.

•	ASC Industries, Inc.

•	ASC International Incorporated

Part B
List of Indemnitees
•	Gregory Alan Cole
•	Allen Philip Hugli
•	Helen Dorothy Golding
•	Thomas James Degnan
•	any other director or officer (as relevant) of the U.S. Obligors from time to time